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                                                                     EXHIBIT 4.1

                                   [CAE LOGO]




                            ANNUAL INFORMATION FORM




                                                              CORPORATE OFFICES
                                                        SUITE 3060, P.O. BOX 30
                                                               ROYAL BANK PLAZA
August 8, 2001                                         TORONTO, ONTARIO M5J 2J1
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                               TABLE OF CONTENTS

Item 1       - Corporate Structure of CAE                                     3

Item 2       - General Development of the Business                            3

Item 3       - Narrative Description of the Business                          8

Item 4       - Selected Consolidated Financial Information                   16

Item 5       - Review of Operations and Management's Discussion and Analysis 17

Item 6       - Market for Securities                                         17

Item 7       - Directors and Officers                                        17

Item 8       - Additional Information                                        21

Schedule "A" - Subsidiaries                                                  22


                     INFORMATION INCORPORATED BY REFERENCE

     The Company's Review of Operations and Management's Discussion and Analysis, consolidated financial statements for the year ended March 31, 2001, and the notes thereto (the "Consolidated Financial Statements") appear on pages 20 to 28 and pages 31 to 50 respectively in the Annual Report to Shareholders for the year ended March 31, 2001 (the "Annual Report"). The information contained therein is specifically incorporated by reference into this Annual Information Form. Any parts of the Annual Report not specifically incorporated by reference do not form part of this Annual Information Form.

     UNLESS OTHERWISE NOTED, ALL DOLLAR REFERENCES IN THIS ANNUAL INFORMATION FORM ARE EXPRESSED IN CANADIAN DOLLARS.

References to fiscal 2001 refer to the period from April 1, 2000 to March 31, 2001, references to fiscal 2000 refer to the period from April 1, 1999 to March 31, 2000 and references to fiscal 1999 refer to the period from April 1, 1998 to March 31, 1999.

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ITEM 1 - CORPORATE STRUCTURE OF CAE

1.1  NAME AND INCORPORATION

March 17, 1947:      CAE Inc. (the "Company" or "CAE") was incorporated
                     under the name Canadian Aviation Electronics Ltd.
                     under the laws of Canada by letters patent.

July 5, 1965:        The name of the Company was changed to CAE Industries Ltd.

August 3, 1977:      The Company was continued under the Canada Business
                     Corporations Act (the "CBCA") by certificate of continuance.

June 10, 1993:       The Company changed its name to its present one, CAE Inc.


     In 1979, the articles of the Company were amended to change its authorized share capital to an unlimited number of common shares. Each issued and outstanding Class A and Class B share was redesignated and changed into three common shares.

     In 1981, the Company's articles were again amended to subdivide the issued and outstanding common shares on a three-for-one basis, and to authorize an unlimited number of preferred shares, issuable in series, with such rights, privileges, restrictions and conditions as the directors of the Company may determine by resolution. The articles were amended further in 1984 and 1986, in each case to subdivide the issued and outstanding common shares on a two-for-one basis.

     On June 9, 1995, the Company's articles were amended to authorize the directors to appoint additional directors in accordance with the provisions of the CBCA.

     On April 1, 2001 the Company was amalgamated with CAE Electronics Ltd., its wholly-owned subsidiary.

     The Company's registered offices are located at Suite 3060, Royal Bank Plaza, Toronto, Ontario, M5J 2J1, telephone: (416) 865-0070, fax: (416) 865-0337.

1.2  INTERCORPORATE RELATIONSHIPS

     The direct and indirect subsidiaries of the Company are set out in Schedule "A" hereto.


ITEM 2 - GENERAL DEVELOPMENT OF THE BUSINESS

BUSINESS OVERVIEW

     Following incorporation in 1947, CAE's primary business focused on the repair and overhaul of electronic and electro-mechanical equipment, as well as the design and installation of telecommunication and navigational systems. By the early 1950s, the Company had started to pursue new areas of opportunity in the design, development and manufacture of flight, radar and weapons simulators for Canadian defense requirements. A few years later, CAE began its commercial flight simulation activities.

     From the 1960s on, the Company embarked on a program of growth and diversification. CAE acquired several new businesses, both in its traditional aerospace and electronics market segment and in several industrial technology segments. The industrial technology businesses provide a number of diverse engineered products and services for industries worldwide, chiefly those involved in fiber processing technologies (forest products, pulp and paper), cleaning technologies (automotive parts, medical equipment and electronic food processing), and railway technologies and services.

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     In February 2000, the Company announced a "Repositioning for Value"
strategy intended to improve shareholder value. The strategy, developed from an intensive review of CAE's core strengths and an analysis of key opportunities, has three main elements:

     Focus: Divesting non-core businesses and concentrating on three high growth, high margin businesses: Commercial Simulation and Training, Military Simulation and Controls, and Forestry Systems.

     Fix: A combination of integration, consolidation and productivity measures intended to reduce costs, increase efficiency, and enhance CAE's competitiveness.

     Grow: A series of growth initiatives enabling CAE to expand the scope of its core businesses.

Significant progress has been achieved in implementing this strategy:

     Focus: The Company concluded the sale of the Railway Technologies and Services Group in fiscal 2000.

               In the first quarter of fiscal 2001, the Company sold substantially all the assets of its Energy Control System business to SNC-Lavalin Group Inc.

               CAE expects to conclude the divestiture of the Cleaning Technologies Group in the fall of 2001.

     Fix: Through a combination of divestments and consolidations the Company reduced the number of profit centres from 21 to 5, signifying most dramatically how the Company changed the manner in which it manages its businesses.

               CAE's Operations and Engineering groups are reducing the cost and production time of commercial simulators while simultaneously improving the product quality. Together, these efforts contributed to a strong increase in operating margins (from 12% to 17% in fiscal 2001).

               The corporate functions - finance, human resources, communications and business development - are now fully integrated into the businesses.

               Specific productivity goals have been established for each profit centre.

     Grow: The most significant growth initiative was the decision to make a major, but disciplined, move into pilot training. CAE opened its first training centre in Brazil in April 2001. Training centre initiatives are under way in Toronto, Madrid, Denver and Dubai. In addition, the acquisition of Schreiner Aviation Training B.V. of the Netherlands, which is expected to be completed in August 2001, will help to accelerate this strategic move.

               CAE is investing in software and hardware innovations that will sustain its leading edge technologies and complement the entry into pilot training. The Company's next generation simulator, Sim XXI(TM), will go into production in 2001.

               CAE's commitment to increase its access to the U.S. and European military markets was reflected in the Company's acquisition of BAE SYSTEMS Flight Simulation and Training of Tampa, Florida, in April 2001, a move that effectively strengthened CAE's access to the U.S. defence market.

               CAE intends to expand the scope of the Marine Controls product offering to include other key control systems and has made a strategic move into the commercial marine sector through the acquisition of Valmarine AS of Norway in August 2001. The

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               acquisition accelerated CAE's entry into this market and is the foundation for growth in order to double the size of the Marine Controls Division by 2004.

               The Forestry Systems group is best known for product innovation. The Company is investing in order to do even more in the future and hopes to generate up to 25% of CAE's revenue from new products in the next three years.

               In addition, the Company is exploring opportunities to leverage its expertise in real-time simulation software to take advantage of emerging opportunities created through the internet and e-commerce.

     Today, CAE is the world's premier provider of simulation and control technologies for training and optimization solutions in Aerospace, Defence and Forestry. CAE has five profit centres with operations in Canada, the United States, Europe and Australia, employing approximately 7,400 people. These profit centres represent three operating business segments: (1) Commercial Simulation and Training (2) Military Simulation and Controls, and (3) Forestry Systems.

     The Company's consolidated revenue, from continuing operations, in fiscal 2000 and 2001 was $1.16 and $1.19 billion respectively, and is broken down as follows:


         Revenue by Product Line (%)                        Geographic Distribution of Revenue (%)
 ---------------------------------------------------        --------------------------------------
                                       2001     2000                               2001     2000
                                       ----     ----                               ----     ----
Commercial Simulation and Training       41       41        United States            36       39
Military Simulation and Controls         34       33        Europe                   35       34
Forestry Systems                         25       26        Canada                   15       14
                                       ----     ----        Asia                      9       10
                                        100      100        Other                     5        3
                                       ----     ----                               ----     ----
                                                                                    100      100
                                                                                   ----     ----

     CAE deals with a variety of goods and services suppliers across its various business segments. It is not dependent on any single supplier for any key manufacturing components or services. Significant shortages of goods and services are not expected, and have not been encountered in the past.

     The following sets out, by business segment, the locations of CAE's primary subsidiaries and divisions:

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              COMMERCIAL SIMULATION AND TRAINING FORESTRY SYSTEMS

o    Montreal, Quebec                     o    WOOD PRODUCTS GROUP
o    Sao Paulo, Brazil                    o    Salmon Arm, British Columbia
o    Toronto, Ontario                     o    Vancouver, British Columbia
o    Madrid, Spain                        o    Ukiah, California
o    Denver, Colorado
o    Dubai, United Arab Emirates          o    PULP AND PAPER GROUP
                                          o    Lennoxville, Quebec
                                          o    Varkaus, Finland
                                          o    Inchon, South Korea

MILITARY SIMULATION AND CONTROLS
o    Montreal, Quebec
o    Stolberg, Germany
o    Burgess Hill, U.K.
o    Leesburg, Virginia
o    Adelaide and Silverwater, Australia
o    Royal Air Force base, Oxfordshire, UK
o    Tampa, Florida
o    Drammen, Norway

HISTORY

     CAE is the world leader in the design and manufacture of commercial and military full flight simulators and flight training devices. The Company sells its products to airlines, training schools, government aviation agencies, aircraft manufacturers, Armed Forces and National Defense Agencies and Departments throughout the world. The Company is also a leading designer and manufacturer of visual simulation systems, power plant simulators, and control systems for marine applications.

     In 1947, the Company began by providing repair and overhaul services of electronic and electromechanical equipment and devices. In 1952, it received a contract from the Royal Canadian Air Force to develop a CF-100 flight simulator. Over the next five years, CAE sold and delivered additional units, including its first export sale to Belgium. The Company also expanded into the commercial simulator market, building its first commercial flight simulator in 1955, a DC-6B for Canadian Pacific Airlines.

     In 1960, CAE achieved an important breakthrough with the award of a contract from the Canadian Government for six F-104 Starfighter simulators. Over the next five years, the Company sold 26 additional military units to eight other NATO countries. CAE also continued to penetrate the international commercial flight simulator market, and further expanded its product lines with sales of Supervisory Control and Data Acquisition (SCADA) and Magnetic Anomaly Detection (MAD) systems.

     In 1961, CAE established an operating company in Stolberg, Germany, to maintain CAE-built military flight simulators for NATO countries in Western Europe. Since that time, this company has developed into a well-established systems house and greatly expanded its capabilities. Its product range today includes customer-specific real-time simulation systems for basic and advanced training of civil and military pilots, flight technical personnel and army commanders. Image-recognition and graphic display systems are also part of the company's range of products, as well as applications for the monitoring and control of complex processes. Flight-psychological test systems designed by the company are used throughout the world for the selection of student pilots. In addition to the development of applications in the field of virtual reality, the company has longstanding experience in the integration of heterogeneous topologies and computer platforms. The company also produces advanced message-management and communication systems for all

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telecommunication services. In addition, the company participates in numerous activities in national and European programs and cooperates with industry partners, research and joint ventures.

     In the 1970s, CAE expanded into new product areas: power plant training simulators, control systems for power generation, transmission and distribution, and space systems. By the end of the decade, CAE had received a significant number of commercial and military flight simulator orders, in addition to increasing its market share in the SCADA, MAD and space technology fields. It also underwent three plant expansions and increased staff levels.

     Subsequently, CAE further expanded its international markets, exporting approximately 80 percent of all production. For the first time, power plant training simulators were sold to U.S. utilities, Energy Control Systems were exported to the People's Republic of China and Venezuela, and integrated machinery controls for naval vessels were introduced and sold in Canada and the United States.

     In November 1994, CAE established an operating company to expand its presence to Australia with the acquisition of the assets of Ferranti Computer Systems (Australia) Pty Ltd. In October 1995, CAE expanded its Australian operations with the acquisition of what is now CAE MRAD, a world-leading supplier of integrated sensor stimulation products and systems for military radar testing and training markets.

     CAE retained a presence in the U.S. market following the divestiture of its military simulation and training business in 1995. The Company manufactures Shipboard Machinery Control and Damage Control systems product line for marine control applications. These systems are used for shipboard machinery control and monitoring of hull, mechanical, electrical and damage control systems. This U.S. operation, located in Leesburg, Virginia, is considered a foreign-owned corporation under the United States Department of Defense (DOD) Industrial Security Regulations. These regulations provide that a foreign-owned corporation must secure and protect the national security interests of the United States. To accomplish this, the Company has a special security agreement (SSA) with various agencies of the United States DOD. The SSA allow CAE access to U.S. classified information and export-controlled technical data and enable the Company to continue to be eligible for classified contract awards so long as the conditions of the agreements are met. This security agreement also covers CAE's operations in Tampa that were acquired in April 2001.

     In fiscal 1996, CAE established a presence in the U.K. with the acquisition of Invertron Simulated Systems Limited which is headquartered in Burgess Hill, West Sussex. With customers in more than 20 countries worldwide, the company is a world leader in the design and manufacture of Artillery and Armoured Fighting Vehicle Simulators, as well as Target Recognition and Battle Trainers. The company has brought added expertise and a number of complementary product lines to CAE and enables CAE to meet the offset requirement needed to compete for most U.K. Ministry of Defense (MoD) contracts in the U.K. This operating company also focused on the growing U.K. military flight simulation and marine control systems markets and to develop a strong U.K.-based capability in these key business areas. A new site was opened in January 1999 to provide additional engineering and test facilities.

     During fiscal 1998, CAE established a subsidiary in connection with the Medium Support Helicopter contract awarded to CAE by the U.K. MoD. This contract required CAE and its subcontractors to build, equip, operate and finance a training centre for the medium support helicopters for an initial 20-year period. The subsidiary leased the land from the MoD and built the training centre, which it owns and operates. CAE holds a 74 percent interest in this subsidiary with the balance being held by other consortium partners. The training centre was officially opened in July 2000.

     CAE's Forestry Systems business is the world leader in providing advanced technology solutions to enable customers to increase the recovery of fibre and the value of their wood products. The group supplies leading-edge advanced sawmill optimization and sawing systems, specialized equipment for the manufacture of oriented strand board, and advanced screening products for pulp and paper. During fiscal 2000, the forestry businesses were integrated into two focused profit centres: Wood Products and Pulp and Paper. The Wood Products division provides proprietary machinery and equipment for soft wood lumber and engineered wood producers. Operating out of British Columbia and California, CAE combines proprietary software, sensors and control systems with advanced mechanical design to provide leading-edge sawmill optimization solutions to

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the global wood products industry. The Pulp and Paper division provides advanced screening solutions for pulp and paper companies. CAE operates this division out of Quebec and Finland and has market access worldwide through a combination of regional offices, technical agents, strategic alliances and a 35 percent interest in a South Korean manufacturer.


ITEM 3 - NARRATIVE DESCRIPTION OF THE BUSINESS

     The following is a brief discussion of the profit centres comprising CAE's three business operating segments. Commercial Simulation and Training has one profit centre. Military Simulation and Controls has two profit centres, (a) Military Simulation and Training and (b) Marine Controls. Forestry Systems also has two profit centres, (a) Wood Products and (b) Pulp and Paper.


COMMERCIAL SIMULATION AND TRAINING

     A commercial full flight simulator replicates the experience of piloting a commercial aircraft using a combination of state-of-the-art computer software and hardware technology, mechanical engineering and visual imaging technology. The simulator combines these technologies to recreate the operational characteristics of a specific type of aircraft as well as the conditions, both normal and abnormal, that a pilot could encounter.

     The use of simulators has increased due to advances in technology and the significant cost savings provided by flight simulation training, compared with real flight time. Today's commercial flight simulators are so sophisticated that pilots proficient on one aircraft type can be completely trained on the simulator for the new type before ever flying the aircraft itself. Flight simulators also allow pilots to experience and learn emergency procedures that cannot be practiced safely aboard the actual aircraft.

     Major and regional airlines, aircraft manufacturers and aircrew training organizations purchase commercial flight simulators. Simulators can be sourced from a limited number of manufacturers and are purchased based on the criteria of price, product quality, service, delivery, supplier reputation and life cycle costs. The demand for simulators is dependent on various factors in the airline industry. Positive trends include the continuing growth in passenger miles, changes in aircraft mix, growth in aircraft fleets, pilot turnover and retirements, and more stringent training requirements.

     CAE builds commercial simulators for all major aircraft and manufacturers' types, including the newest models by Airbus, Boeing, Bombardier, Embraer, and Fairchild/Dornier.

     CAE designed and manufactured the world's first Level D Full Flight Simulator and Level 7 Flight Training Device for the new-generation Boeing 777-200 wide-bodied twinjet aircraft. This full flight simulator was used to train the first Boeing Airplane Company 777 pilots at CAE's facility in Montreal well before the aircraft took its first flight. In June 2001, CAE was awarded a contract from Airbus to develop the first Airbus 380 simulator to provide key simulation equipment to support the development of the new Airbus A380 super-jumbo aircraft. The system includes a moveable CAE Maxvue(TM) visual system that can be used with roll-in/roll-out cockpits. The contract also includes options for additional equipment such as a cabin motion system and CAE's next generation visual system.

     Fiscal 2001 was another exceptional year for commercial simulator orders. CAE again achieved outstanding results, winning 35 of 42 competed full flight simulators and three of six flight training devices ordered, representing a worldwide market share of 79%. In fiscal 1999, CAE won 30 out of 42 full flight simulator contracts awarded and 5 out of 8 flight training devices ordered, or 70 percent of the market, while in fiscal 2000, CAE won 31 of 41 full flight simulators and 3 of 5 flight training devices ordered, representing a worldwide market share of 74%. In addition, CAE has secured long-term supply agreements with American Airlines, Delta Airlines and SouthWest Airlines for their future simulation needs. Also noteworthy in fiscal 2001 was CAE's first full flight simulator sale to Air France.

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     Not only was CAE successful in third party simulator sales in fiscal 2001, significant progress was achieved on CAE's strategy to grow through pilot training. CAE officially opened its first training centre in Brazil in April 2001. The Company has also announced plans to open training centres in Toronto, Madrid, Denver and Dubai. In all cases, the training centers are anchored by long-term agreements with airlines. The Toronto and Madrid training centres are scheduled to open and commence operation in fiscal 2002. Denver and Dubai are due to open in fiscal 2003. On July 12, 2001, the Company signed the purchase and sale agreement to acquire all the issued and outstanding shares of Netherlands-based Schreiner Aviation Training B.V. (SAT) for 193 million Euros (approximately $260 million). This acquisition will accelerate CAE's entry into the flight training through the addition of four established training centres, providing a major foothold for CAE in continental Europe and in the U.S. market. The four centres, operating 19 full flight simulators, are located in Amsterdam and Maastricht in The Netherlands, Brussels, Belgium, and Dallas, Texas. The transaction is expected to close by the end of August 2001 following receipt of regulatory approvals.

     In addition, CAE recently formed an alliance with Alitalia signing a long-term training agreement with Alitalia for three full flight simulators to be built and owned by CAE and installed, to provide training to Alitalia and other carriers, at the Alitalia training centre in Rome. CAE also has a joint venture with Bombardier Aerospace Group, the Bombardier Aerospace Training Centre, located at CAE's facility in Montreal, which is equipped with one Challenger full flight simulator, three Regional Jet full flight simulators, and one Global Express full flight simulator.

     CAE is investing in the development of a next-generation simulator, dubbed Sim XXI(TM), and interactive learning capabilities to bolster the pilot training initiative. Sim XXI(TM) will be lightweight and modular in design with a PC-based architecture, all attributes of the 21st century. The first production units will be available in the latter half of fiscal 2002. The interactive learning capabilities will enable flight crews to continue the simulation experience using a laptop computer - anywhere, anytime. In May 2001, CAE introduced a new training system "Simfinity(TM)" which combines CAE's unique high-fidelity software with complete courseware enabling students, pilots and maintenance technicians to learn and practice on their own PC whenever they wish.

     CAE is also the world leader in the design and production of visual systems. The CAE visual system, MAXVUE(TM) was introduced in 1993 and set new standards for commercial visual systems by achieving fidelity and precision previously found only in military visual systems. The Company introduced an enhanced version of MAXVUE(TM) entitled MAXVUE Plus(TM) in 1997, which was developed using input from the flight training community as well as technology advancements to provide enhanced realism. MAXVUE Plus(TM) reinforces CAE's commitment to offer state-of-the-art performance to new customers while providing a modular upgrade path for earlier systems. In fiscal 2000, CAE captured 28 of 50 visual system orders; and in 1999, CAE captured 46 of 62, representing 56% and 74% market shares, respectively. In fiscal 2001, the Company's commercial MAXVUE(TM) visual systems captured 29 of 43 competed orders, or a 67% market share.

     In June 2000, CAE reached an exclusive agreement with ATI Technologies Inc. whereby the two companies will collaborate to include ATI's 3D graphics technology in future CAE visual system products. CAE intends to use ATI's future 3D graphics chipsets as the basis for the next generation PC-based Image Generator, currently in the early stages of design at CAE.

     Fiscal 2001 has been a year of productivity improvement as well. Margin improvement for commercial simulators have been extracted primarily from process changes in production. CAE has reduced the time and the cost of production by adopting a cellular approach to manufacturing and the streamlining of the process within each cell. The objective has been to reduce the build time by 50% and CAE is roughly two-thirds of the way there. CAE has reduced the production schedule for Boeing 737 and Airbus 320 simulators to 21 weeks. Two years ago it took 32 weeks. The goal is to reduce it to 16 weeks.

     Competitors in the commercial simulation market place include Thales (formerly Thomson Training and Simulation Ltd. (U.K.)), FlightSafety International (U.S.A.), owned by Berkshire Hathaway Inc., and NLX (U.S.A.). Evans and Sutherland (U.S.A.) and FlightSafety also compete for visual systems. Competitors in commercial pilot training include FlightSafety, FlightSafety Boeing International, GE Simuflite, GECAT and PanAm International Flight Academy.

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MILITARY SIMULATION AND CONTROLS

(a) MILITARY SIMULATION AND TRAINING

     Flight simulators are used to train pilots to operate military aircraft including fast jets, helicopters and transport aircraft. Military flight simulators permit the crews of military aircraft to coordinate and improve all their essential combat skills, including flight capabilities, weapons deployment, mission skills, and speed in processing critical data to achieve optimal results. The simulators enable pilots to realistically practice both offensive and defensive tactics, such as firing aircraft weapons systems, and avoiding attack from enemy surface and air threats, either as part of a mission or joint battle.

     Military use of simulation has increased partly due to the high degree of realism now achieved by simulators. The other major factors are cost and environmental constraints. Simulation allows the military to achieve training goals with lower costs and improved training scheduling and realism. These significant cost savings are further enhanced through savings on weapons usage.

     In addition to price, technology, lifecycle costs, delivery and quality, the award of military simulation programs (mainly by governments) is also influenced by in-country presence. CAE has enhanced its position as a global supplier of military simulation products through its local presence in Canada, Germany, the United Kingdom, Australia and the United States, as well as teaming arrangements in other countries.

     Demand for military simulation is affected by the introduction of new aircraft and/or weapons platforms, upgrades and life extensions to existing aircraft and/or weapons platforms and a shift to greater use of simulation as a more cost-effective solution to deliver pilot training. Over the next decade, simulation demand for the next generation of military aircraft is expected to be significant, particularly in Europe with such programs as the Eurofighter 2000, the Tiger and NH-90 helicopters and upgrades for the Tornado tactical aircraft.

     Significant opportunities are also developing in the United States with the changes to the acquisition strategy being undertaken such as Training System Acquisition (TSA) and Omnibus programs. CAE has been successful in its efforts to establish itself as a significant training equipment provider in the United States. CAE was awarded contracts from FlightSafety Services Corp. for the U.S. Air Force C5 Weapon System Trainer #9 and the C5 Avionics Modernization program. In addition, Raytheon awarded CAE a contract for the production of three training devices for the E3A Airborne Warning and Control. This program is the first to include the MAXVUE Medallion(TM) visual system. On July 12, 2001, CAE announced its selection as a prime contractor under the United States Air Force Training Systems Acquisitions II contract. The contract is a 15-year, indefinite delivery/indefinite quantity contract vehicle valued at up to U.S.$3 billion. CAE USA is now eligible to pursue, as a prime contractor, task orders issued under this contract.

     On April 3, 2001, CAE purchased BAE SYSTEMS Flight Simulation and Training of Tampa, Florida, for approximately U.S.$80 million. This acquisition strengthens access to the U.S. defence market. The operation enjoys a strong track-record in the defence industry for the manufacture of transport and helicopter simulation equipment, as well as for training and support services activities in both the commercial and military markets. This acquisition has already begun to bear fruit with award of a $55 million contract by the Israeli Ministry of Defence to design and build a UH-60/CH-53 Helicopter Aircrew Weapon Systems Trainer for the Israeli Air Force. Tampa and Montreal will work together to complete this contract. Also recently, CAE was selected to upgrade the U.S. Army's AH-64A Combat Mission Simulator (CMS). The initial program is valued at approximately U.S.$9 million. CAE will provide its Medallion visual system with sensor capabilities and develop new visual databases as well as integrate a new tactical threat environment using CAE's Interactive Tactical Environment Management System application.

     In fiscal 1999, CAE formed a visual system simulation alliance with Sogitec Industries SA. The alliance aims to create a broad range of visual simulation system products spanning performance requirements that

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address the full scope of training and research application needs for the very high visual scene complexity and resolution demands of the military full mission simulator. The first product arising out of the alliance, Medallion(TM) was introduced during 1999. This product complements and extends the MAXVUE(TM) family of visual system products and delivers the level of performance needed to support very high visual scene complexity for defense training. In June 2001, CAE was selected in open competition by the Eurofighter Simulation Systems GmbH as the preferred supplier of visual systems for the Eurofighter EF2000 combat aircraft Aircrew Synthetic Training Aids program. Valued at over $170 million, it represents the largest single program to date for CAE's Visual Systems business. CAE is teamed with Sogitec on this program and the visual systems will include a new state-of-the-art Medallion-X image generator developed jointly by the companies. The back to back wins by CAE's Medallion Visuals System, with Eurofighter and the U.S. Army for the Apache Helicopter, are singular achievements, placing CAE's technology in the front ranks in the two dominant defence markets.

     The contract for the Medium Support Helicopter (MSH) program, the largest program in CAE's history, was signed with the U.K. MoD Royal Air Force in October 1997 and solidified the Company's world leadership position in military flight simulation. The MSH program launched CAE into the military training services sector, which was then a new business for the Company. This is a turnkey contract in which CAE and its subcontractors have built, equipped, financed and will operate a training centre for the medium support helicopters for an initial 20-year period. Of the total initial contract, valued at $900 million, CAE was responsible for providing approximately $150 million in capital equipment and as much as 30 percent of the services portion. The balance of the contract consists of subcontract work and third party financing. The contract also provides for an extension for an additional 20 years.

     On July 17, 2000, His Royal Highness, the Duke of York, attended the inauguration of the MSH Aircrew Training Facility (MSHATF) at Royal Air Force Base Benson in Oxfordshire. The MSHATF offers an unparalleled training standard to worldwide operators of EH-101 Merlin, Boeing Chinook and Eurocopter Puma aircraft. This showcase facility represents the first turnkey training services program for CAE. In April 2001, the one remaining flight simulator for the MSHATF was delivered and certified and the facility is now 100% operational. The purpose-built facility provides training to the RAF and third party customers on the Eurocopter Puma, Boeing CH-47 Chinook, and AgustaWestland EH-101 Merlin helicopters. The MSHATF is equipped with six CAE-built full mission simulators, four computer-based training classrooms, and a state-of-the-art tactical control centre. In July 2001, CAE and the Royal Netherlands Air Force (RNLAF) signed a 15-year contract worth over $30 million to train its CH-47D Chinook helicopter aircrews at MSHATF. The RNLAF will begin training at CAE's facility in early 2003, following CAE's upgrade of the CH-47D simulators to ensure concurrency with the RNLAF's fleet of Chinook helicopters operators. The RNLAF is the second third-party customer for CAE's facility at Royal Air Force base, Benson, following an agreement last year for Canadian Air Force pilots to receive EH-101 training at the MSHATF.

     CAE enhanced its leadership position in the German military simulation market with the Night Time Low Level Flight contract awarded in fiscal 1997 to design, develop and manufacture four full flight simulators and eight primary flight training helicopter simulators for the German Army Aviation School. This contract is valued at $226 million. The simulation requirements, developed with the customer, are based on a forward-looking, modular and cost-efficient system that will set new standards in this field.

     In 1998, CAE continued to lead the way in the German simulation market with the award of its eighth Tornado full mission simulator order. The unit was delivered to the German Air Force Base at Holloman Air Force Base in New Mexico, U.S.A., in fiscal 2000. A flight-training device was also ordered for this program in 1999.

     CAE has enjoyed much success in Australia following its initial investment in 1994. The first major program was the award of a $38 million contract for a new Australian Black Hawk helicopter simulator at the end of fiscal 1996. Subsequently, CAE was awarded a contract from the Royal Australian Air Force valued at an additional $38 million in fiscal 1997 for a Boeing 707 simulator, a Lockheed C130J Hercules simulator, and the management and support of both systems. This marked the first time that CAE designed and manufactured a J-model C130 flight simulator.

     In the first quarter of fiscal 1999, CAE was awarded a contract by MILIT-AIR Inc. for the design and manufacture of four level 7 flight training devices (FTD) for the NATO Flying Training in Canada (NFTC) program. NFTC is an undergraduate and graduate fighter pilot training program to be offered to NATO nations and other nations designed to provide a long-term, cost-efficient and stable base for common core NATO flight training. The program has been established taking into account the mutual strategic interests of Canada and other NATO nations. The value of the contract is approximately $68 million. CAE will provide two Raytheon T-6A-1 and two Hawk Mk 115 FTDs. Three of the FTDs will be equipped with seven channel Enhanced "B" MAXVUE(TM) visual systems, and the fourth with a four channel MAXVUE(TM) visual system. CAE will also be responsible for the maintenance and support of the FTDs over a 20-year period.

     CAE was awarded the Canadian Forces Air Simulators and Trainers Contracted Maintenance Program to provide maintenance services for seven flight simulators and training devices at five locations across Canada.

     CAE's operations in the U.K. and Germany continue to provide land-based combat simulation systems. In fiscal 1998, CAE was awarded a program to update the combat simulation system SIRA-Battalion. In the U.K., activities focused on the Warrior Observation Post Vehicle (WOPV) program. This $36 million program was awarded in January 1997 and positioned the Company as a significant supplier of sophisticated artillery and gunnery training solutions. The first of the five WOPV simulators sold to the British Army successfully entered service in October 1998; the remaining systems were delivered in 1999 both in the U.K. and Germany.

     CAE also supplies the Canadian Department of National Defense with systems engineering support for its fleet of CF-18 aircraft. The program, now in its fifteenth year, covers all aspects of aircraft software development, avionics systems support, integrated logistics and related technical publication requirements.

     Major competitors in this market include Lockheed Martin, Raytheon, BAE Systems UK, Thales (formerly Thomson Training Simulation Ltd.) and STN ATLAS Elektronik.

(b)  MARINE CONTROLS

     Marine control systems, or Integrated Platform Management Systems (IPMS), are installed in naval vessels and used to monitor and control a ship's propulsion, electrical steering, ancillary, auxiliary, and damage control systems. CAE's technology is currently the most advanced of its kind and has over one million hours of operating time.

     CAE provides IPMSs to many of the world's navies including Canada, the United States, Israel, United Arab Emirates, Korea, Australia/New Zealand, The Netherlands, Germany and the United Kingdom. The system can be provided for new ship classes as well as retrofitted for mid-life modernization. The Company also provides full scope IPMS trainers and software support facilities. CAE was the first company in the world to provide an integrated On-Board Training System that enables sailors to train whether at sea or in port. CAE's IPMS also provides an integrated Damage Control System (DCS). The traditional damage control system used acetate damage control plates and a telephone system. The DCS provides improvement to the traditional plotting of damage assessment information and repair actions with Common-Man-Machine Interface hardware at every DCS station. The IPMS and DCS reduce manning and increase survivability aboard ship.

     CAE has delivered, or is in the process of delivering, control systems for 18 classes of ships for 11 navies worldwide.

     During fiscal 1998, CAE was awarded a contract to develop the machinery control and monitoring systems and the battle damage control system for the new U.S. Navy amphibious class ship, the LPD-17. The initial contract for one ship, valued at U.S.$15.5 million, is on schedule. In February 1999, the second option of a total number of 12 planned LPDs, was exercised. Follow-on orders for two more systems were received in fiscal 2001.

     In fiscal 2000, CAE was awarded its first ever submarine control system contract by BAE Systems. CAE will be the Controls and Instrumentation (C&I) integrator for the UK Royal Navy's three new Astute Class nuclear submarines. This initial contract is valued at approximately $75 million, with an option for two more submarines. The C&I system to be delivered provides the integrated control of steering, diving, depth control, and platform management of these new generation submarines. Employing digital control technology, this system enables manpower reduction while decreasing construction costs and providing enhanced operational effectiveness.

     During fiscal 2001, the FAST Consortium, owned 50/50 by CAE and Alenia Marconi Systems, was selected by the Defence Procurement Agency of the U.K. MoD for the Astute Class Submarines Training Service. This Private Finance Initiative contract is for the provision of comprehensive training services to the Royal Navy for up to 40 years in the operation and maintenance of the Astute Class Submarines. A new training centre will be built in Scotland to house the simulators and provide classroom-training facilities.

     A natural extension identified by CAE is to pursue similar opportunities in the commercial market (cruise ships, fast ferries, etc.). On August 1, 2001, CAE acquired Valmarine AS of Norway, the world leader in providing control systems for the commercial market with an installed base of over 400 ships. This acquisition not only accelerates CAE's move into the commercial market, but with Valmarine's existing business and the combined leverage of both companies' technology, should enable CAE to double the size of its Marine Control business within two years.

     Another activity within this product segment is the design and manufacture of power plant simulators and the provision of power plant simulator software upgrades. Power plant training simulators are used by electric utilities to train operators of power plant control rooms. CAE has supplied power plant training simulators to utilities around the world. CAE is the sole supplier of CANDU(R) simulators to utilities worldwide. In addition, the Company supplies power plant simulators for pressurized water reactors, boiling water reactors and fossil and process simulators. In fiscal 1999, CAE was selected by Atomic Energy of Canada Ltd. (AECL) to supply a $20 million full-scope, real-time nuclear power plant simulator for the Qinshan Project in China. AECL is constructing two CANDU(R) nuclear reactors, each capable of generating 700 megawatts of electricity, at Qinshan, located about 125 kilometers south of Shanghai.

     In June 2001, CAE signed two contracts with ALSTOM of Switzerland, the global specialist in energy and transport infrastructure. Under these contracts, CAE will develop first-of-a-kind simulators for two different Gas Turbine-based power plant configurations. As an established world leader in the supply of power plant simulators, CAE is well positioned for further significant growth in the power sector.

     CAE's largest competitors in this market include Lockheed Martin, Litton Marine Systems, Siemens, Vosper, Thornycroft Controls, Electronic Design Inc. and MTU Elektronik GmbH.


FORESTRY SYSTEMS

(a) WOOD PRODUCTS

     CAE has manufactured proprietary machinery for the engineered wood products industry since 1965 with an acquisition in Vancouver, British Columbia. It is the world's largest supplier of stranders and flakers -equipment that is used in the production of oriented strand board (OSB) and other wood-based composites. In addition, the Company is the leading supplier of debarking equipment in North America and provides pulpmill repair services.

     The growth in OSB is displacing other structural panels, primarily plywood. CAE's flakers are found in 55 of the 69 mills in existence today. Flakers and stranders use under-utilized "weed wood" tree species as raw material, rather than old growth trees, to produce high quality wood strands. The growth trend in OSB reflects the fact that OSB uses less costly raw materials and is cheaper to manufacture than plywood. CAE expects continued high worldwide growth in OSB. The only other supplier of flaking systems is Pallmann, a private company located in Germany.

     CAE has enjoyed continued success in the sale of King Debarkers since the product launch in 1998. The King Debarker, for which the Company has exclusive manufacturing and marketing rights in North America, removes bark from small circumference trees and branches for which no previous process was commercially viable.

     The Company continues to be successful at introducing new products. With assistance from the Alberta Research Council and its OSB customers, CAE designed and developed a stress related machine, called PanelMSR(R), designed to measure the stiffness of wood-based panels. The first unit was installed in an OSB mill earlier this year. A second order from a second customer was recently received. The Company has also had great success expanding the sales of disposable knives used on its flakers and stranders. These new products demonstrate the Company's commitment to innovate to grow.

     In June 1998, CAE expanded its Wood Products group with the acquisitions of Newnes Machine Ltd. of Salmon Arm, British Columbia (founded in 1918), and McGehee Equipment Company of Ukiah, California. Prior to the acquisition, Newnes and McGehee were independently owned and operated, but were closely aligned through a product development and marketing alliance.

     The combined businesses are leaders in advanced sawing systems including automatic defect recognition and associated optimization software and unique material handling systems for the lumber industry. Products include cant curve sawing systems, optimized edger systems, and optimized trimmers and lumber sorters. In addition to its optimization equipment, CAE is the leader in the emerging development of biological optimization systems using real-time software to maximize the recovery of very high grade lumber for aesthetic applications utilizing a variety of technologies including x-ray, vision and other sensors.

     CAE primarily serves the North America sawn wood manufacturing industry consisting of approximately 860 softwood sawmills and many smaller hardwood mills.

     Similar to the OSB business, CAE continued its tradition of introducing new technology to the sawmill industry during fiscal 2000 and 2001 The first Linear Planermill Optimizer (LPO) was delivered which utilises a combination of x-ray and moisture detection technology to grade finished lumber for optimum market value. More recently the Company introduced the small log processor, designed to make lumber from smaller diameter trees.

     During fiscal 2001, CAE completed the installation of an entire sawmill for Balcus Timer in Northern Ireland. The order is significant as it showcases CAE's Mill Host(TM) concept, whereby a single software solution is determined for a log (before it reaches the first saw blade).

     Other suppliers of sawn wood systems include Denis Comact, USNR, COE Manufacturing and Optimil.

(b) PULP AND PAPER

     CAE is the leading global supplier of precision manufactured stainless steel screen plates, cylinders and baskets used by the pulp and paper industry.

     CAE acquired its first screen plate business, known then as USP Industries Inc., in 1965. This company, located in Lennoxville, Quebec, permitted CAE to expand globally with the purchase of the screen plate operations of A. Ahlstrom Corporation in November 1992. The Ahlstrom acquisition included manufacturing facilities located in Glens Falls, New York; Varkaus, Finland; Norrkoping, Sweden; and Schweighouse, France, and positioned CAE as the world's market and technology leader in the field.

     Following the Ahlstrom acquisition, CAE reorganized its screen plate operations into two separate North American and European business units. In fiscal 1995, the Company consolidated its European activities into the Varkaus, Finland and Norrkoping, Sweden operations. The Swedish operations were consolidated with the Finnish operation in the latter part of fiscal 2000. In fiscal 1998, CAE consolidated its Glens Falls, New York, manufacturing operations into its Lennoxville, Quebec facility. The Lennoxville facility was expanded in fiscal 1999 to accommodate future growth.

     In January 1995, CAE acquired a Belgian company, Trislot Systems N.V. This company is a leading producer of sophisticated wedge wire filtering and separation products used in the food and beverage, petrochemical and wastewater treatment industries. As part of CAE's strategy to focus on its core businesses, this company was sold in May 2001.

     While CAE is able to benefit from peak periods of capital equipment investment in new pulp and paper mills, on average, approximately 70 percent of revenue is derived from the replacement business, specifically to replace worn out screen plates. While investment in new mills fluctuates in a cyclical manner along with paper prices, overall worldwide production of pulp, paper and board has been growing steadily at 3 to 4 percent per year.

     A significant percentage of screen plates sold by CAE incorporate CAE proprietary technology. Leveraging this technological and competitive advantage, the Company intends to increase its sales to end-users. One of the reasons CAE continues to grow is its ability to bring new products to the marketplace through the use of new technologies such as CAE's water jet and laser cutting technology. These processes provide screens of superior performance characteristics to CAE customers.

     To expand into the fast-growing Asian market, CAE entered into a joint venture agreement with the leading screen cylinder manufacturer, Poong Nam Screens based in Inchon, South Korea. The Company's 35% interest in the venture will add a third pulp and paper manufacturing base for CAE.

     New product development efforts have been directed at leveraging CAE's core simulation and control capabilities. The preliminary introduction of a pulp mill simulation model that allows managers to assess the efficiency of their various screening applications has been well received.

     Other suppliers of screen plates include Fiedler (Germany), and several original equipment manufacturers that produce for their own needs.


DISCONTINUED OPERATION

     CAE Cleaning Technologies is a leading designer and supplier of advanced cleaning systems and associated waste minimization equipment and services for industrial cleaning. CAE entered this market in October 1995 when it acquired Ransohoff Company and subsequently grew the business through acquisitions up until fiscal 1999. The Company expects to complete its divestiture of this non-core business during fiscal 2002.


RESEARCH AND DEVELOPMENT

     CAE specializes in advanced technology products and services. As a result, the Company has a longstanding commitment to research and development (R&D). Each business segment is encouraged to apply R&D across the whole spectrum of its operations, from product development to production processes and techniques.

     Key to its R&D strategy, CAE participates with several universities and government agencies in North America and in Europe in specific research projects. While development is the first priority, applied research is also vitally important to the Company's future. In fiscal 2001, research and development expenditures totaled approximately $111.4 million.

     The Company recognizes the long-term benefits of being acknowledged as a technological leader, and intends to continue to commit significant resources to research and development.

EMPLOYEES AND LABOUR RELATIONS

     Of the Company's 7,400 employees, about 2,150 are covered by 14 collective agreements at the various business units. Four labour contracts covering 220 employees were ratified in the first half of calendar 2001. Two contracts covering 620 employees will expire in fiscal 2002. There is no indication that negotiations on new contracts will include work stoppages. The Company considers employee relations to be satisfactory at all of its operating divisions.

ITEM 4 - SELECTED CONSOLIDATED FINANCIAL INFORMATION

[The information contained in this item has been intentionally omitted from this exhibit.]

[The information contained in this item has been intentionally omitted from this exhibit.]

ITEM 5 - REVIEW OF OPERATIONS AND MANAGEMENT'S DISCUSSION AND ANALYSIS

[The information contained in this item has been intentionally omitted from this exhibit.]

ITEM 6 - MARKET FOR SECURITIES

     The outstanding common shares of the Company are listed and posted for trading on The Toronto Stock Exchange under the symbol "CAE". During fiscal 2000 and the first quarter of fiscal 2001, the Company purchased for cancellation 4,438,500 common shares on the Toronto and Montreal stock exchanges pursuant to a normal course issuer bid. The normal course issuer bid expired on June 20, 2000.

ITEM 7 - DIRECTORS AND OFFICERS

     The directors of the Company are elected at each annual meeting of shareholders and hold office until the next annual meeting of shareholders or until their successors are elected or appointed. The names and municipalities of residence of the directors and officers of the Company, the positions and offices held by them in the Company, and their respective principal occupations for the last five years are set forth below. In addition to fulfilling all statutory requirements, the Board of Directors oversees and reviews: (i) the strategic and operating plans and financial budgets and the performance against these objectives; (ii) the principal risks and the adequacy of the systems and procedures to manage these risks; (iii) the compensation and benefit policies;
(iv) management development and succession planning; (v) business development initiatives; (vi) the communications policies and activities, including shareholder communications; (vii) the integrity of internal controls and management information systems; (viii) the monitoring of the corporate governance system; and (ix) the performance of the President and Chief Executive Officer.

     The Committees of the Board of Directors are the Audit Committee, the Governance Committee, the Compensation Committee and the Executive Committee.

DIRECTORS

NAME AND MUNICIPALITY OF RESIDENCE AND
YEAR FIRST BECAME A DIRECTOR                          PRINCIPAL OCCUPATION
--------------------------------------                --------------------
DEREK H. BURNEY, O.C.                                 President and Chief Executive Officer of the Company and is a
Toronto, Ontario                                      member of the Executive Committee. Mr. Burney is also a
(1999)                                                director of every significant affiliate of the Company and is the
                                                      Chairman of the Board of all such affiliates. Mr. Burney is also a director of Shell Canada Limited. Formerly, Mr. Burney was
                                                      Chairman and Chief Executive Officer of Bell Canada
                                                      International Inc. (1993-October 1999). Prior thereto, he was
                                                      Canada's Ambassador to the United States from 1989.

JOHN A. (IAN) CRAIG                                   Business consultant and was formerly Chief Marketing Officer
Wilmington, North Carolina                            of Nortel Networks Corporation. Mr. Craig is also a director of
(2000)                                                Bell Canada International, Antec Corporation, TrizecHahn
                                                      Corporation and Williams Communications Group. Mr. Craig
                                                      is a member of the Audit Committee.

RICHARD (DICK) J. CURRIE, C.M.                        President and a director of George Weston Limited since 1996
Toronto, Ontario                                      and was President and a director of Loblaw Companies
(2001)                                                Limited for almost 25 years until December 2000. Mr. Currie is also a director of Imperial Oil Limited, BCE Inc. and Teleglobe
                                                      Inc. Mr. Currie has served as a member of RJR Nabisco's
                                                      Advisory Board and on the Advisory Board of Jacob Suchard
                                                      (Zurich) and is presently on the Advisory Board of Barry
                                                      Callebaut (Zurich). Mr. Currie is Past Chairman of the Richard
                                                      Ivey School of Business Administration of The University of
                                                      Western Ontario and has served on the Visiting  Committee to the Harvard Business School. Mr. Currie is a member  of the
                                                      Audit Committee.

R. FRASER ELLIOTT, C.M., Q.C.                         Senior partner in the legal firm of Stikeman Elliott (Toronto).
Toronto, Ontario                                      Mr. Elliott is also a director of the Toronto Symphony Orchestra
(1951)                                                and The Toronto Hospital Foundation. Mr. Elliott is a member of the Executive Committee.

H. GARFIELD EMERSON, Q.C.                             National Chairman and partner of the legal firm of Fasken
Toronto, Ontario                                      Martineau DuMoulin LLP.  Mr. Emerson was formerly
(1992)                                                President and Chief Executive Officer of NM Rothschild & Sons
                                                      Canada Limited (1990-2001).  Mr. Emerson is also the
                                                      Chairman of Rogers Communications Inc., Vice-Chairman of
                                                      Rogers Wireless  Communications Inc. and a director of
                                                      Canada Deposit Insurance Corporation, University of Toronto
                                                      Asset Management Corporation and Sunnybrook & Women's
                                                      Health Sciences Centre. Mr. Emerson is a  member of the
                                                      Governance Committee.

ANTHONY S. FELL                                       Chairman of RBC Dominion Securities Inc. Mr. Fell is also a
Toronto, Ontario                                      Director of Munich Reinsurance Company of Canada, a
(2000)                                                director of Loblaw Companies Limited, Chairman of the Board of Trustees of University Health Network, Vice Chairman,
                                                      McMaster University Capital Campaign and a Governor of the
                                                      Duke of Edinburgh's Award Program in Canada. Mr. Fell is the
                                                      Chairman of the Governance Committee.


NAME AND MUNICIPALITY OF RESIDENCE AND
YEAR FIRST BECAME A DIRECTOR                          PRINCIPAL OCCUPATION
--------------------------------------                --------------------
THE HONOURABLE JAMES A. GRANT,                        Partner in the legal firm of Stikeman Elliott (Montreal). Mr.
P.C., Q.C.                                            Grant is a director of Canadian Imperial Bank of Commerce
Montreal, Quebec                                      and Shire Pharmaceuticals Group plc. Mr. Grant is a member
(1991)                                                of the Compensation Committee and the Executive Committee.

JAMES F. HANKINSON                                    President and Chief Executive Officer and a director of New
Fredericton, New Brunswick                            Brunswick Power Corporation and is also a director of Maple
(1995)                                                Leaf Foods Inc. Mr. Hankinson is the Chairman of the Audit
                                                      Committee.

E. RANDOLPH (RANDY) JAYNE II                          Senior Partner in Heidrick & Struggles International, Inc., a
McLean, Virginia                                      management consulting firm (1996-present) and is Founder
(2001)                                                and the Global Managing Partner of that firm's Semiconductor,
                                                      Hardware and Systems Specialty Practice. Prior to this, he served as Vice Wing Commander of the U.S. Air National
                                                      Guard (1994-1996). Mr. Jayne is a member of the Compensation
                                                      Committee.

JAMES W. MCCUTCHEON, Q.C.                             Counsel to the law firm of McCarthy Tetrault. Mr. McCutcheon
Toronto, Ontario                                      is a director of Dominion of Canada General Insurance
(1979)                                                Company, E-L Financial Corporation, Empire Life Insurance
                                                      Company (Chairman 1991-1997), Guardian Capital Group
                                                      Limited and Noranda Inc. Mr. McCutcheon is a member of the
                                                      Audit Committee.

GEORGE K. PETTY                                       Business consultant and was formerly President and Chief
San Luis Obispo, California                           Executive Officer of BCT.Telus Corporation, a Canadian
(1996)                                                Telecommunication and information services company. Mr.
                                                      Petty is also a director of Enbridge Inc., and Lakehead Pipe
                                                      Line Partners, L.P.  Mr. Petty is the Chairman of the
                                                      Compensation Committee.

LAWRENCE N. STEVENSON                                 President & Chief Executive Officer, Pathfinder Capital Inc., an
Paris, France                                         investment and venture capital firm. Mr. Stevenson was
(1998)                                                formerly Chief Executive Officer of Chapters and Chapters
                                                      Online Inc.  Mr. Stevenson is also a director of SNC-Lavalin
                                                      Group Inc. and Sobeys Inc. Mr. Stevenson is a member of the
                                                      Governance Committee.

LYNTON R. WILSON, O.C.                                Chairman of the Board of the Company, Chairman of the
Oakville, Ontario                                     Executive Committee and is a member of the Compensation and
(1997)                                                the Governance Committees. Mr. Wilson is the Chairman of
                                                      Nortel Networks Corporation and is also a director of
                                                      DaimlerChrysler AG, Imperial Oil Limited and Ontario Power
                                                      Generation Inc.

OFFICERS


NAME AND MUNICIPALITY OF RESIDENCE                 OFFICE HELD WITH CAE AND PRINCIPAL OCCUPATION(1)
----------------------------------                 ------------------------------------------------
LYNTON R. WILSON                                   Chairman of the Board of Directors.
Oakville, Ontario

DEREK H. BURNEY                                    President and Chief Executive Officer.
Toronto, Ontario

PAUL G. RENAUD                                     Executive Vice President, Chief Financial Officer and
Mississauga, Ontario                               Secretary; formerly Vice President Finance, Chief Financial
                                                   Officer and Secretary, 1996 to 2000.

GLENN R. FREDERICK                                 Executive Vice President, Business Processes and Human
St-Lazare, Quebec                                  Resources; formerly President, CAE Fiber Processing
                                                   Technologies, 1999 to 2000; President, CAE Vanguard, Inc., 1996
                                                   to 1999; Executive Vice President and General Manager, CAE
                                                   Vanguard, Inc., 1996.

DONALD W. CAMPBELL                                 Executive Vice President, Military Simulation and Training;
Ottawa, Ontario                                    formerly Deputy Minister of Foreign Affairs and Prime Minister's
                                                   Personal Representative for Economic Summit, 1997 to 2000;
                                                   Ambassador to Japan, 1996 to 1997.

STEPHEN E. WILSON                                  Executive Vice President, Commercial Simulation and Training;
Beaconsfield, Quebec                               formerly Vice President and General Manager, Commercial
                                                   Simulation and Visual Systems Division, CAE Electronics Ltd.,
                                                   1998 to 2000; Vice President and General Manager, The B.F.
                                                   Goodrich Company, 1996 to 1998; Vice President Sales and
                                                   Marketing, The B.F. Goodrich Company, 1996.

R. HANI MACRAMALLAH                                Executive Vice President, Operations; formerly Vice President,
Montreal, Quebec                                   Operations, CAE Electronics Ltd., 1996 to 2000.

RASHID A. KHAN                                     Executive Vice President, Marine Controls; formerly Vice
St-Lazare, Quebec                                  President and General Manager, Marine Systems, CAE
                                                   Electronics Ltd., 1998 to 2000; Director Marine Control Systems
                                                   and Power Plant Simulation, CAE Electronics Ltd., 1996 to 1998.

DARRELL S. MADILL                                  President, Wood Division; formerly President, Irving
Vancouver, British Columbia                        Shipbuilding Inc., 1998 to 1999; Group President, Wood
                                                   Products, Avenor Inc., 1996 to 1998; Group Vice President, Wood
                                                   Products, Canfor Corporation, 1996.

ROCH LEBLANC                                       President, Pulp Division; formerly President, CAE ScreenPlates
Sherbrooke, Quebec                                 Inc., 1999; Vice President General Manager, Camoplast Inc., 1996 to
                                                   1998.


NAME AND MUNICIPALITY OF RESIDENCE                 OFFICE HELD WITH CAE AND PRINCIPAL OCCUPATION(1)
----------------------------------                 ------------------------------------------------
MICHAEL A. COSSAR                                  Treasurer
Aurora, Ontario


ROBERT C. HEDGES                                   Controller and Assistant Secretary, 1998 to present; formerly
Newmarket, Ontario                                 Financial Planning Consultant, Financial Concept Corporation,
                                                   1998; Vice President, Finance and Chief Financial Officer,
                                                   Holliday & Scandrett International Inc., 1996 to 1998.


(1) Where the date 1996 appears, it signifies the beginning of the last five years and not necessarily the date upon which the individual commenced the relevant position or occupation.

     The directors and senior officers of the Company as a group as at the date hereof beneficially own, directly or indirectly, or exercise control or direction over 9,412,570 common shares, which represents 4.3 percent of the Company's outstanding common shares.

ITEM 8 - ADDITIONAL INFORMATION

     The Company will provide to any person or company, upon request to the Director, Corporate and Investor Relations or the Secretary of the Company, the documents specified below:

(a) When the securities of the Company are in the course of a distribution under a preliminary short form prospectus or a short form prospectus:

     (i) one copy of the annual information form of the Company together with one copy of any document, or the pertinent pages of any document, incorporated by reference in such annual information form;

     (ii) one copy of the comparative financial statements of the Company for its most recently completed financial year together with the accompanying report of the auditors and one copy of the most recent interim financial statements of the Company for any period after the end of its most recently completed financial year;

     (iii) one copy of the information circular in respect of its most recent annual meeting of shareholders that involved the election of directors;

     (iv) one copy of any other documents which are incorporated by reference into the preliminary short form prospectus or the short form prospectus and are not required to be provided under (i) to (iii) above; or

(b)  At any other time, one copy of any other document referred to in clauses
     (i), (ii) and (iii) of paragraph (a) above, provided that the Company may require the payment of a reasonable charge if the request is made by a person or company who is not a security holder of the Company.

     Additional information, including directors' and officers' remuneration and indebtedness, principal holders of the Company's securities, options to purchase securities and interests of insiders in material transactions, where applicable, is contained in the Proxy Information Circular dated May 9, 2001 in connection with the Company's Annual Meeting of Shareholders held on June 20, 2001. Additional financial information is provided in the Consolidated Financial Statements. A copy of such documents may be obtained from the Director, Corporate and Investor Relations or the Secretary of the Company upon request.

SCHEDULE "A" - SUBSIDIARIES

     Set forth below are the names of all the direct and indirect subsidiaries of the Company. All companies are wholly owned except as noted.

                                                                 JURISDICTION OF
NAME OF SUBSIDIARY                                               INCORPORATION

CAE International Holdings Limited...............................Canada
CAE Railway Ltd..................................................Canada
CAE Machinery Ltd................................................British Columbia
CAE McGehee Inc..................................................California
CAE Alpheus Inc..................................................California
CAE (US) Inc.....................................................Delaware
CAE Electronics Inc..............................................Delaware
CAE Railway Inc..................................................Delaware
CAE ScreenPlates Inc.............................................Delaware
CAE Ransohoff Inc................................................Delaware
CAE (US) LLC.....................................................Delaware
CAE (US) Services Inc............................................Delaware
CAE Cleaning Technologies Inc....................................Delaware
CAE USA Inc......................................................Florida
Civil Aviation Training Solutions Inc............................Florida
Reflectone Training Systems Inc..................................Florida
CAE Ultrasonics, Inc.............................................New York
CAE Newnes Inc...................................................Washington
CAE Investments S.a r.l..........................................Luxembourg
CAE Electronics (Australia) Pty Ltd..............................Australia
CAE MRAD Pty Ltd.................................................Australia
Academia De Treinamento De Voo Do Brasil Ltda....................Brazil
CAE ScreenPlates OY..............................................Finland
CAE Varkauden Metallikiintustot OY...............................Finland
CAE ScreenPlates SA..............................................France
CAE Elektronik GmbH..............................................Germany
CAE Verwaltungsgesellschaft mbH..................................Germany
CAE Beteiligungsgesellschaft mbH.................................Germany
CAE Beyss GmbH...................................................Germany
CAE Beyss KG.....................................................Germany
CAE International Capital Management Hungary LLC.................Hungary
CAE Electronics Private Ltd......................................India
Poong Nam Screen Co. Ltd. (35% owned)............................Korea
CAE Electronics SPN, BHD.........................................Malaysia
CAE (Mauritius) Ltd..............................................Mauritius
Flight Training Device (Mauritius) Limited.......................Mauritius
CAE Euro Co. S.a r.l.............................................Netherlands
CAE Investments BV...............................................Netherlands
CAE Holdings BV..................................................Netherlands
CAE Servicios Globales de Instruccion de Vuelo S.L...............Spain
CAE ScreenPlates AB..............................................Sweden
CAE Holdings Ltd.................................................United Kingdom
CAE Invertron Simulators plc.....................................United Kingdom
CAE UK plc.......................................................United Kingdom
CAE Cleaning Technologies plc....................................United Kingdom
CAE Aircrew Training Services plc (74% owned)....................United Kingdom
CAE Valmarine AS.................................................Norway


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